Exhibit 99.1

EXECUTION VERSION

VOTING AGREEMENT
This Voting Agreement, dated as of July 25, 2016 (this “Agreement”), is made by and among each of the parties listed on Annex A hereto (each, a “Shareholder” and collectively, the “Shareholders”), Great American Insurance Company, an Ohio corporation (“Parent”) and National Interstate Corporation, an Ohio corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).
WHEREAS, concurrently with or following the execution and delivery of this Agreement, Parent, GAIC Alloy, Inc., an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, “Buyers”), and the Company, are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”);
WHEREAS, as of the date hereof, each Shareholder is the beneficial owner of, and has the right to vote and dispose of, that number of common shares, par value $0.01 per share, of the Company (“Common Shares”), set forth opposite such Shareholder’s name on Annex A hereto (collectively, the “Original Shares”, and, together with any additional Common Shares referenced in Section 5 hereof, the “Shares”);
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each of the Shareholders agree, and each of the Shareholders is willing to agree, to the matters set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:
1.           REPRESENTATIONS.
Each Shareholder hereby represents and warrants to Parent as follows:
(a)  Such Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) all of the Common Shares set forth opposite such Shareholder’s name on Annex A hereto free and clear of all security interests, liens, proxy or voting restriction, in each case except as set forth in this Agreement.  Such shareholder has the sole power to vote or cause to be voted all such Common Shares and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to any of the Original Shares.
(b) As of the date hereof, such Shareholder does not beneficially own any Common Shares other than the Original Shares set forth opposite such Shareholder’s name on Annex A hereto.  As of the date hereof, such Shareholder does not own or hold any right to acquire any additional Common Shares or shares of any other class of share capital of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Original Shares.

(c) If such Shareholder is an entity, such Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization.  Such Shareholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such Shareholder’s obligations hereunder (including the proxy described in Section 2(b) below)).  This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally.
(d) None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to such Shareholder or to such Shareholder's property or assets.
(e) Other than compliance by such Shareholder with the applicable requirements of the Exchange Act, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Shareholder is required in connection with the valid execution and delivery of this Agreement.  If such Shareholder is an individual, no consent of such Shareholder's spouse is necessary under any "community property" or other laws in order for such Shareholder to enter into and perform its obligations under this Agreement.
2. AGREEMENT TO VOTE SHARES; IRREVOCABLE PROXY.
(a) Each Shareholder agrees, during the period from the date hereof through the earliest to occur of the events specified in Section 12 of this Agreement (the “Voting Period”), to cause to be present, and vote, its Shares at any duly called meeting of shareholders of the Company (and any adjournment or postponement thereof)and to execute a written consent or consents if shareholders of the Company are requested to vote their Common Shares through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of the Company:
(i)	in favor of any proposal to approve the Merger and the Merger Agreement; provided that the parties to the Merger Agreement shall not have agreed to an Excluded Amendment (as defined below);

(ii)	at the request of Parent, in favor of adoption of any proposal (other than as set forth in clause (i) above) in respect of which the Special Committee has (A) determined is reasonably necessary to facilitate the acquisition of the Company by Parent in accordance with the terms of the Merger Agreement, (B) disclosed the determination described in clause (A) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (C) recommended to be adopted by all of the shareholders of the Company; provided, however, that the foregoing shall not require such Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement that would (x) reduce the Merger Consideration payable pursuant to the Merger Agreement as in effect on the date hereof, (y) reduce the amount of the Special Dividend or (z) impose any materially adverse obligation on such Shareholder (any such waiver, modification or amendment, an “Excluded Amendment”); and
(iii)	against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Shareholder under this Agreement and (B) any action, proposal, transaction or agreement which could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Articles of Incorporation or Code of Regulations).
(b) Each Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote such Shareholder’s Shares at any duly called meeting of shareholders of the Company (and any adjournment or postponement thereof) and act by written consent during the Voting Period.  This proxy and power of attorney is given by such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of such Shareholder under this Agreement.  Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  This proxy and power of attorney granted by each Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by a Shareholder with respect to any of the Shares.  The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of a Shareholder.  The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement pursuant to Section 12 hereof.   The Company agrees to recognize the proxy and power of attorney granted hereunder at any meeting of the shareholders of the Company during the Voting Period and agrees that such Shareholder will not take any action or fail to take any action with the purpose of causing Parent to fail to recognize such proxy and power of attorney.

3. NO VOTING TRUSTS OR OTHER ARRANGEMENT.
Each Shareholder agrees that such Shareholder shall not, and shall not permit any entity under its control to, deposit any of its Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.
4. TRANSFER AND ENCUMBRANCE.
Each Shareholder agrees that during the Voting Period, such Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of its Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of its Shares or such Shareholder's voting or economic interest therein other than (a) with respect to any Shareholder who is an individual, to any immediate family member of such individual or any trust for the benefit of such immediate family member, in each case for bona fide estate planning purposes, or to any lineal ascendants or descendants of the individual Shareholder pursuant to the laws of descent and distribution or (b) with respect to a Shareholder who is not an individual, to any Affiliate, in each case of clause (a) and (b) provided the applicable transferee executes a joinder hereto that is reasonably satisfactory to Parent.  Any attempted Transfer of Shares or any interest therein in violation of this Section 4 shall be null and void and the Company agrees not to recognize, register or give effect to any such Transfer.
5. ADDITIONAL SHARES.
Each Shareholder agrees that all Common Shares that such Shareholder purchases, acquires the right to vote or over which such Shareholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, including Common Shares underlying unexercised options or other convertible or exchangeable instruments or securities or acquired as the result of any share dividend, share distribution, recapitalization, reorganization or other transaction) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.  Upon request of Parent during the Voting Period, each Shareholder shall provide as promptly as reasonably practicable written notice to Parent of the number of Common Shares or other securities of the Company entitling such Shareholder to vote with respect to the matters set forth in Section 2.
6. WAIVER OF APPRAISAL AND DISSENTERS’ RIGHTS.
The Shareholders hereby waive, and agree not to assert or perfect, any rights of appraisal or rights to dissent (including in accordance with Sections 1701.84 and 1701.85 of the Ohio General Corporation Law) from the Merger that the Shareholders may have by virtue of ownership of the Shares.
7. NON-SOLICITATION.
During the Voting Period, (i) Spachman (as defined below) shall, and shall cause his Affiliates and Representatives to, comply with the covenants set forth in Sections 5.4(a) and Section 5.4(c) of the Merger Agreement (subject to any exceptions therein) applicable to the Company as if such covenants were applicable to him and (ii) Spachman shall instruct his immediate family members to comply with such covenants as if such covenants were applicable to them.

8. LITIGATION.
Each Shareholder hereby covenants and agrees not to initiate, join, voluntarily support or otherwise participate in (it being understood that nothing in this Section 8 shall prevent any Shareholder from providing information, documents or testimony, or responding to any subpoena or discovery request, in each case to the extent required by applicable Law or any Governmental Entity) any Actions commenced or threatened against Parent, Merger Sub, the Company, or any of their respective directors or officers which seeks to prohibit, prevent or materially delay consummation of the Merger or the transactions contemplated by the Merger Agreement.
9. AMENDMENT TO SCHEDULE 13D/A; SUPPORT FOR THE MERGER; NO PUBLIC STATEMENTS TO THE CONTRARY.
As promptly as reasonably practicable following the execution of this Agreement, Alan R. Spachman (“Spachman”) shall file with the U.S. Securities and Exchange Commission (the “SEC”) an amendment to his Schedule 13D/A (the “Amendment”) announcing his entrance into this Agreement and containing a reasonably detailed summary of the material terms hereof; provided, that Parent will have a reasonable opportunity to review the Amendment prior to the time it is filed with the SEC.  During the Voting Period, Spachman shall provide Parent a reasonable opportunity to review the Amendment, or any amendments or supplements thereto, prior to filing the same with the SEC.  During the Voting Period, Spachman shall not make any public announcement or private statement to any Person that is inconsistent with or contrary to the statements set forth in the Amendment; provided, that nothing herein shall prevent Spachman from making statements that have been authorized by the Special Committee or Company Board regarding determinations made by the Special Committee or Company Board in compliance with the terms of the Merger Agreement.
10. PUBLICATION.
Each Shareholder hereby permits Parent and the Company to publish and disclose publicly (including in any documents and schedules filed with the SEC) such Shareholder’s identity and ownership of Common Shares and the nature of his, her or its commitments, arrangements and understandings pursuant to this Agreement as required under applicable Law or under the rules and regulations of NASDAQ or the New York Stock Exchange.
11. [INTENTIONALLY OMITTED].
12. TERMINATION.
This Agreement shall automatically terminate, and none of Parent or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void (in the case of clause (d) below, with respect to an affected Shareholder only) and have no effect upon the earliest to occur of: (a) a written agreement among Parent and each Shareholder to terminate this Agreement; (b) the Effective Time; (c) the termination of the Merger Agreement in accordance with its terms; (d) any amendment, waiver or other modification to the Merger Agreement that is materially adverse to the Shareholder (including for the avoidance of doubt, any Excluded Amendment); (e) an Adverse Company Recommendation; and (f) February 15, 2017.  The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability, in each case for such party’s willful or intentional breach of any terms of this Agreement.
13. NO AGREEMENT AS DIRECTOR OR OFFICER.
Spachman does not make any agreement or understanding in this Agreement in his capacity as a director of the Company or any of its Subsidiaries, and nothing in this Agreement shall be construed to prohibit, limit or restrict Spachman (or shall require Spachman to attempt to refrain) from exercising his fiduciary duties under Ohio law as a director of the Company or under applicable law as a director of any of its Subsidiaries.
14. SPECIFIC PERFORMANCE.
The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to seek (a) an injunction or injunctions to prevent breaches of this Agreement and (b) specific enforcement of the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the parties hereto seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.
15. ENTIRE AGREEMENT.
This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.  This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto.  No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
16. NOTICES.
All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to Parent, to:
Great American Insurance Company
c/o American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202
Attention:    Vito Peraino
Fax: (513) 369-5631
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:         Todd E. Freed
 Jon A. Hlafter
 Richard J. Grossman
Fax:                 (212) 735-2000

 If to any of the Shareholders, to:
To them at the address and facsimile number set forth opposite such Shareholder’s name on Annex A hereto.
17. MISCELLANEOUS.
(a) This Agreement will be governed by Ohio Law without regard to the conflicts of law principles thereof.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a federal or state court of competent jurisdiction located in Hamilton County, Ohio (the “Chosen Court”) and the Company agrees to consent to any motion by Parent to transfer any such actions and proceedings to the commercial docket of the Chosen Court.  The parties hereby irrevocably submit to the exclusive jurisdiction of the Chosen Court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(b).

(c) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(e) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
(f) Each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.
(g) No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.  Any assignment contrary to the provisions of this Section 17(g) shall be null and void.
(h) When a reference is made in this Agreement to a Section or Annex, such reference shall be to a Section of, or an Annex to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “or” and “any” are not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  References to a Person are also to its permitted assigns and successors.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
(i) This Agreement is intended to create a contractual relationship between each Shareholder and Parent and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto.
 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

GREAT AMERICAN INSURANCE COMPANY

By: /s/ David J. Witzgall
Name: David J. Witzgall
Title: Senior Vice President & Chief Financial Officer

[Signature Page to Voting Agreement]

NATIONAL INTERSTATE CORPORATION

By: /s/ Arthur J. Gonzales
Name: Arthur J. Gonzales
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Voting Agreement]

ALAN R. SPACHMAN

/s/ Alan R. Spachman

THE HUDSON INVESTMENT TRUST

By: Glenmede Trust Company, N.A., as Trustee

By:	/s/ Carol D. Reid
Name: Carol D. Reid
Title: Managing Director

ALAN R. SPACHMAN REVOCABLE TRUST UNDER DEED DATED 5/23/2007

By:	/s/ Alan R. Spachman
Name: Alan R. Spachman
Title: Trustee

FLORENCE MCDERMOTT SPACHMAN REVOCABLE TRUST

By:	/s/ Florence McDermott Spachman
Name: Florence McDermott Spachman
Title: Trustee

[Signature Page to Voting Agreement]

ANNEX A
SHAREHOLDERS
Name of Shareholder	Address and Facsimile Number	Common Shares
Alan R. Spachman	285 Grande Way, #1503 Naples, Florida 34110 Facsimile: (843) 757-3837	0*
The Hudson Investment Trust	c/o Glenmede Trust Company, N.A. 1201 North Market Street, Suite 1501 Wilmington, Delaware 19801-1163 Facsimile: (302) 661-4550	1,000,000
Alan R. Spachman Revocable Trust Under Deed Dated 5/23/2007	c/o Alan R. Spachman 285 Grande Way, #1503 Naples, Florida 34110 Facsimile: (843) 757-3837	770,564
Florence McDermott Spachman Revocable Trust	c/o Alan R. Spachman 285 Grande Way, #1503 Naples, Florida 34110 Facsimile: (843) 757-3837	166,666
*  Alan R. Spachman acknowledges that he shall be deemed a Shareholder for all purposes under this Agreement.

ALAN R. SPACHMAN

/s/ Alan R. Spachman

[Annex A to Voting Agreement]